SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 17, 2015

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2015, Newmont Mining Corporation’s (“Newmont”) subsidiaries, Newmont Ghana Gold Limited (“NGGL”) and Newmont Golden Ridge Limited (“NGRL”) received formal notice from the Republic of Ghana (the “Government”) that the revised Investment Agreements have been approved by the Government. The Government’s approval included ratification by Ghana’s Parliament in early December of the two mining leases that reconfirm NGRL’s right to mine gold at the Akyem project in the Eastern Region of Ghana (the “Akeym mining leases”). The ratification of the Akyem mining leases was the final condition for the effectiveness of the revised Investment Agreements between the Republic of Ghana and NGGL, which operates the Ahafo mine, and the Republic of Ghana and NGRL, which operates the Akyem mine.

The revised 2015 Investment Agreements replace the 2003 Investment Agreement under which all Newmont entities in Ghana previously operated. Transactions that occurred prior to the effective date of December 3, 2015 will remain subject to the terms of the 2003 Investment Agreement, subject to certain exceptions specifically provided for in the revised Investment Agreements. A description of the key terms of the Investment Agreements is provided below.

NGGL Investment Agreement

The revised Investment Agreement remains effective for as long as the NGGL mining leases remain valid. The initial term of the mining lease ends in 2031 but is renewable under Ghana’s Minerals and Mining Act (2006) for a further period of up to 30 years if NGGL is not in default under the mining lease terms. The terms and basis of NGGL’s operations in Ghana are set forth in the Investment Agreement and in the mining lease, provided that in the event of a conflict between the terms of the mining lease and the terms of the Investment Agreement, the terms of the Investment Agreement will control.

Until December 31, 2020 (the “Stability Period”) which may be extended by 5 years to 2025 if NGGL meets certain conditions for new investment in Ghana, its taxes and other government-imposed revenue charges will be stabilized at the basis and rate in effect as of January 1, 2014 except that: (i) The rate of income tax shall be fixed at 32.5%; (ii) NGGL may pay to an affiliate and deduct a fixed management fee of 2.25% of gross revenues (subject to a 10% withholding tax); (iii) other transactions involving NGGL and its affiliates (e.g. dividend, interest and loan payments) will be tax exempt; (iv) NGGL will also be exempt from excise taxes and import duties on fuels and goods and supplies, and from the value added tax; (v) NGGL will have 2 years after the effective date to reduce its debt to equity ratio from 4:1 to 2:1 as provided by law; and (vi) NGGL’s amortization/depreciation rate will change to 20% straight line after the effective date. NGGL will pay a royalty at a sliding scale rate of 3% when the price of gold as determined on the London PM Fix is less than $1300 that steps up to 5% at $2,300 and above. At the end of the Stability Period and any extension, NGGL shall be subject to taxation and royalties under law in Ghana but without discrimination. In satisfaction of §43 of Ghana’s Minerals and Mining Act (2006) which requires that the Government have a 10% “free carried interest” in each mining operation, NGGL will pay the government 1/9th of any dividend declared for its non-equity share of cash flow. Additionally, beginning in 2011 NGGL will pay the Government 0.6% of mineral sales if gold averaged $1300 or more on the London PM fix for the year as an advance against its 1/9th entitlement. In consideration of the tax and other benefits under the Investment Agreement, NGGL will pay $8 million to the Ghanaian Government not later than 30 days after the effective date.

NGGL has the right to export and sell, without restriction by the Government, minerals obtained from operations in a production area to any person in any country or state; to carry on exploration for minerals within each production area; and to mine minerals within each production area. NGGL may keep sales revenues outside Ghana but return at least 30% to cover local costs and government royalties and taxes. NGGL may exchange dollars or other currencies for Ghanaian currency at a defined market rate of exchange.

Any disputes shall be resolved by international arbitration under ICSID (the “International Centre for Settlement of Investment Disputes”). If any conflict arises between the Investment Agreement and any law, the Investment Agreement prevails (and/or NGGL is indemnified by the Government of Ghana for any loss it suffers thereby).

Newmont Golden Ridge Limited Investment Agreement

The NGRL Investment Agreement contains the same terms as the NGGL Investment Agreement does, except for the following differences:

Because it began operations in 2013, NGRL thus will not be liable to pay the government an advance against 1/9th of any dividend until after the end of 2018 (if the gold price averaged $1300 or more). NGRL will pay an additional 0.6% royalty rate because a part of its operations is in a forest reserve. NGRL’s mining lease (and thus the Investment Agreement) will terminate in 2025 but subject to an extension of 30 additional years on the same basis as NGGL. NGRL will have 4 years rather than just two to reduce its debt to equity ratio from 4:1 to 2:1 or any greater ratio permitted by law. NGRL will pay $4 million rather than $8 million in consideration for the tax and other benefits of the Investment Agreement.

For additional information regarding these agreements, please see the Investment Agreements attached as Exhibits 10.1 and 10.2 hereto, which are hereby incorporated to this description by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	2015 Investment Agreement between the Republic of Ghana and Newmont Ghana Gold Limited

10.2	2015 Investment Agreement between the Republic of Ghana and Newmont Golden Ridge Limited

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Logan Hennessey
Name:	Logan Hennessey
Title:	Vice President, Associate General Counsel and Corporate Secretary

Dated: December 22, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	2015 Investment Agreement between the Republic of Ghana and Newmont Ghana Gold Limited

10.2	2015 Investment Agreement between the Republic of Ghana and Newmont Golden Ridge Limited

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